UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 23, 2013

Presidential Realty Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	1-8594	13-1954619
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

1430 Broadway, Suite 503, New York, New York		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (914) 948-1300

No change since last Report

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 8.01.

Other Events.

As previously reported, a judgment of foreclosure was granted against PDL, Inc. & Associates, Limited Co-Partnership against our Hato Rey property in Puerto Rico. On September 23, 2013, U.S. Bank National Association, as trustee, as successor-in-interest to Bank of America, National Association, as trustee for the Registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1998-C1, acting by and through Berkadia Commercial Mortgage LLC in its capacity as special servicer pursuant to the pooling and servicing agreement dated October 11, 1998 took possession of the Hato Rey property pursuant to the foreclosure judgment. We have been advised that the sale price was less than the amount of the judgment. We have reported the Hato Rey property since March 31, 2012 as a discontinued operation.

The claims brought in the foreclosure action against PDL, Inc., the Company, Lester Cohen and F.D. Rich Company of Puerto Rico, Inc., with liability among them to be allocated 1%, 45%, 9% and 45%, respectively, under the terms of certain guarantees issued by them in connection with the mortgage loans, for alleged physical waste to the Property and, the costs of certain repairs to the property of not less than $1,100,000 and the reasonable legal costs and expenses in connection with the enforcement of the loan documents remain outstanding.  The lender has not asserted any claims against the Company other than those asserted under the guarantees as referenced above. The Company believes that the likelihood that the Company will be held liable for the claims asserted under the guarantees is remote.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2013	PRESIDENTIAL REALTY CORPORATION

	By:	/s/ Alexander Ludwig
Alexander Ludwig
President

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